FOR IMMEDIATE RELEASE                                           January 11, 2005

Contact: Amy L. Timmerman, AVP, Investor Relations - 781-221-6396 John A. Simas, EVP and CFO - 781-221-6307
                FAX: (781) 221-7594

                     SHAREHOLDERS OF BOSTONFED BANCORP, INC.
                    APPROVE MERGER WITH BANKNORTH GROUP, INC.

BURLINGTON, MA - BostonFed Bancorp, Inc. (AMEX: BFD), the parent of Boston Federal Savings Bank, a federally chartered stock savings bank, announced today that its shareholders overwhelmingly approved the pending merger with Banknorth Group, Inc. (NYSE: BNK), Portland, Maine, at a meeting held today. The merger is expected to close on January 21, 2005 and all requisite regulatory approvals have been received.

This report may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.